UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 14, 2022

ThredUp Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40249	26-4009181
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

969 Broadway, Suite 200 Oakland, California	94607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 402-5202
Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	TDUP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 14, 2022 (the “Closing Date”), ThredUp, Inc. (the “Company”) together with certain of its subsidiaries as co-borrowers (collectively with the Company, the “Borrowers”) entered into a Second Amended and Restated Loan and Security Agreement (the “Amended Loan Agreement”) with the lenders party thereto (the “Lenders”) and Western Alliance Bank, as agent (the “Agent”). The Amended Loan Agreement amends and restates the Company’s Amended and Restated Loan and Security Agreement dated as of February 3, 2021 among the Company and certain of its subsidiaries as borrowers and Western Alliance Bank, as lender (as amended, the “Original Loan Agreement”) to, among other things, increase the Borrowers’ aggregate borrowing ability to $70 million, reduce the interest rate on the Term Loans and extend the Maturity Date. Capitalized terms used in this Current Report on Form 8-K but not otherwise defined herein have the meanings given to them in the Amended Loan Agreement.

The Amended Loan Agreement provides for an aggregate principal amount of $70 million of term loans, to be made available as either the “Term A Loan” or “Term B Loans” (collectively, the “Term Loans”). The Term A Loan is in aggregate amount of $32 million and was fully advanced on the Closing Date to refinance the outstanding obligations under the Original Loan Agreement. The Term B Loan is in the aggregate amount of $38 million, and as of the Closing Date, there were no borrowings under the Term B Loan. The Term B Loans are available to be drawn by the Borrowers through the four-year anniversary of the Closing Date to finance the purchase price of eligible equipment purchased by the Company. The maturity date of the outstanding Term Loans is the five-year anniversary of the Closing Date (the “Maturity Date”).

Interest on the outstanding amount of each Term Loan is payable monthly at a rate equal to 1.25% above the greater of 4.75% and the “Prime Rate” published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by the Agent as its Prime Rate. The Borrowers may prepay the Term Loans without penalty or premium. The obligations of the Borrowers under the Amended Loan Agreement are secured by a collateral security interest in substantially all of their personal property.

The Amended Loan Agreement contains several financial covenants including cash availability and cash held at the Agent, minimum revenue amounts and, beginning in the first quarter of fiscal year 2025, a minimum Fixed Charge Coverage Ratio.

In addition, the Amended Loan Agreement also contains events of default, that include, among other things, a Change of Control of the Company and prior to March 31, 2025, the occurrence of any circumstance that could have a Material Adverse Effect. During the occurrence and continuance of an event of default by the Borrowers under the Amended Loan Agreement, the Lenders would be entitled to exercise their remedies thereunder, including termination of the commitment of each Lender to make loans, and the right to accelerate any outstanding obligations under the Amended Loan Agreement and for the Agent to foreclose its security interest on the collateral securing the obligations under the Amended Loan Agreement.

The foregoing summary of the Amended Loan Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amended Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above with respect to entry into the Amended Loan Agreement is incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits.
(d)     Exhibits

Exhibit No.	Description

10.1
Second Amended and Restated Loan and Security Agreement dated as of July 14, 2022, by and among ThredUp Inc., ThredUp Intermediary Holdings LLC, Knitwit GC LLC, the lenders from time to time party thereto, and Western Alliance Bank, as agent*†

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K under the Securities Act. The Company agrees to furnish supplementally any omitted schedules to the Securities and Exchange Commission upon request.
† Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because they are both (i) not material and (ii) the type that the registrant treats as private or confidential. A copy of the omitted portions will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2022	THREDUP INC.

	By:	/s/ Sean Sobers
Sean Sobers
Chief Financial Officer
(Principal Financial and Accounting Officer)